Contacts:  Press: Carter Holland, Avid Technology, Inc., 978-640-3172,
           carter_holland@avid.com
           Investors: Dean Ridlon, Avid Technology, Inc., 978-640-5309, dean_ridlon@avid.com


For Immediate Release

                   Avid Names Joel Legon Corporate Controller

Tewksbury, MA - March 8, 2006 - Avid Technology, Inc. (NASDAQ: AVID) today announced that Joel Legon has been appointed vice president and corporate controller for the company. Legon has responsibility for Avid's accounting, financial reporting, and financial planning processes, and reports to Paul Milbury, vice president and chief financial officer of Avid. Legon fills the role vacated by former Avid corporate controller and chief accounting officer Carol Reid, who retired in 2005.

"We're very pleased to welcome Joel to the Avid team," said Milbury. "His extensive background and expertise leading finance teams at large companies will help us build on the sound financial infrastructure we have in place today. Joel's experience will also serve us well as we execute our long-term growth plans in the professional and consumer media creation markets."

Legon comes to Avid from Parametric Technology Corporation (PTC) in Needham, Mass., where he was most recently senior vice president of finance and corporate controller. Previously, Legon served as international controller and European finance director for Computervision of Bedford, Mass., and has held finance positions at NEC America, Chesebrough Ponds, and Richardson Vicks.

About Avid Technology, Inc.
Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company's Oscar(R), Grammy(R), and Emmy(R) award-winning products and services, please visit: www.avid.com.

(C) 2006 Avid Technology, Inc. All rights reserved. Product features, specifications, system requirements, and availability are subject to change without notice. Avid, Digidesign, Film Composer, and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid(R) Film Composer(R) system for motion picture editing. Digidesign, Avid's audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools(R) digital audio workstation. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.